Exhibit 4

PRIVATE INSTRUMENT OF ACCORD AND SATISFACTION

AND OTHER COVENANTS

By this private instrument, the parties, namely,

(a)                                WILSON QUINTELLA FILHO, Brazilian, married, economist, bearer of Identity Card RG 6.894149 (SSP/SP), enrolled in the National Register of Legal Entities of the Ministry of Finance (“CNPJ/MF”) under No. 006.561.978-11, resident and domiciled in the City of São Paulo, State of São Paulo, at Rua Jesuíno Arruda, 797, apt. 32, 3rd floor (“WQF”);

(b)                                CYGNUS ASSET HOLDING LTD., a company incorporated under the laws of the British Virgin Islands, enrolled in the CNPJ/MF under No. 29.238.162/0001-44, headquartered at Kingston Chamber, P.O. Box 173, Road Town, British Virgin Islands, herein represented pursuant to its articles of incorporation (“BVI Holding”); and

(c)                                 BANCO BTG PACTUAL S.A., a corporation duly incorporated and existing in accordance with the Laws of the Federative Republic of Brazil, headquartered in the City of Rio de Janeiro, State of Rio de Janeiro, at Praia do Botafogo, 501, 5th floor, Brazil, enrolled in the CNPJ/MF under No. 30.306.294/0001-45, herein represented pursuant to its bylaws (“BTG Pactual”, and jointly with WQF and BVI Holding, the “Parties”).

WHEREAS:

(a)                                On August 15, 2012, WQF issued in favor of BTG Pactual the Bank Credit Note 061/12, as amended, in the historic amount of R$ 127,379,653.98 (“CCB 061/12”), and on the same date, WQF and BTG Pactual entered into a Private Instrument of Fiduciary Sale (Chattel Mortgage) of Shares No. 059/12, as amended (“AF 059/12”), in order to secure the obligations assumed by WQF under CCB 061/12;

(b)                                On December 27, 2012, WQF issued in favor of BTG Pactual the Bank Credit Note No. 105/12, as amended, in the historic amount of R$ 103,991,310.02 (“CCB 105/12”), and on the same date, WQF and BTG Pactual entered into a Private Instrument of Fiduciary Sale (Chattel Mortgage) of Shares No. 124/12, as amended

(“AF 124/12”), in order to secure the obligations assumed by WQF under CCB 105/12;

(c)                                 On November 4, 2013, WQF issued in favor of BTG Pactual the Bank Credit Note 117/13, as amended, in the historic amount of R$ 10,191,328.58 (“CCB 117/13”, and jointly with CCB 061/12 and CCB 105/12, the “CCBs”), and on the same date, WQF and BTG Pactual entered into a Private Instrument of Fiduciary Sale (Chattel Mortgage) of Shares No. 087/13 as amended (“AF 087/13”, and jointly with AF 059/12 and AF 124/12, the “Chattel Mortgages”), in order to secure the obligations assumed by WQF under CCB 117/13;

(d)                                On August 15, 2017, WGF, Hulshof Participações Ltda., Gisele Mara de Moraes, Wilson de Lara, BTGI A.Z.A.S.P.E Empreendimentos e Participações S.A., Principal Digama Participações S.A., BTG Pactual Principal Investments Fundo de Investimentos em Participações Multiestratégia, Fundo de Investimento em Participações Turquesa — Multiestratégia Investimento no Exterior, IRON Fundo de Investimento em Participações Multiestratégia Investimento no Exterior and Angra Infra Multiestratégia Fundo e Investimento em Participações, as parties and the Company and Boulevard Acquisition Corp. II, as intervening parties, entered into a Cooperation Agreement, as amended on September 11, 2017, and on December 7, 2017 (the “CA”);

(e)                                 In its Section 4.2, the CA provides for the possibility of WQF paying its outstanding debt related to the CCBs through delivery under accord and satisfaction of shares issued by Estre Ambiental S.A. owned by WQF;

(f)                                  In addition, on August 15, 2017, BTG Pactual and WQF entered into a memorandum of understanding, which provides, inter alia, for: (i) the assignment of CCB 061/12 and CCB 117/13 by WQF to BVI Holding; (ii) the full payment of the outstanding debt under CCB 061/12 and CCB 117/13, in the aggregate and updated amount of R$ 279,501,984.99 (the “Debt”), through delivery under accord and satisfaction of shares issued by Newco (defined below); and (iii) the cancellation of CCB 105/12, in the updated amount of R$ 204,452,038.85  (“Debt 105/12”);

(g)                                 WQF will assign to BVI Holding all of its rights and obligations under CCB 061/12, CCB 117/13, AF 059/12, and AF 124/12; and

(h)                                In its Section 1.4(iii), the CA determines, among other covenants, that BVI Holding shall become the legitimate holder and owner of the Newco Shares (as defined below) on the Closing date (as defined in the CA);

NOW, THEREFORE, the Parties have decided to enter into this Private Instrument of Accord and Satisfaction and Other Covenants (this “Instrument”), which shall be governed by the following terms and conditions:

SECTION 1 — ACCORD AND SATISFACTION AND DISCHARGE

1.1.                           BVI Holding undertakes to assign and transfer irrevocably and irreversibly to BTG Pactual, within a period of up to two (2) business days from the Closing date, a number of shares issued by Boulevard Acquisition Corp. II Cayman Holding Company, a company duly incorporated and existing under the laws of the Cayman Islands, with headquarters at P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“Newco”), owned by BVI Holding, free and clear of any and all encumbrances (except for the one described in Exhibit I to this Instrument) (the “Newco Shares”), in accord and satisfaction of the full payment of the Debt (“Accord and Satisfaction”).

1.1.1.                 The number of Newco Shares under Accord and Satisfaction shall be calculated pursuant to the following formula:

Number of shares = R$ 325,000,000.00 / (US$ 10.00 x PTAX Rate)

Where the applicable PTAX Rate shall be the selling PTAX Rate published on the business day immediately prior to the Closing date.

1.1.2.                 The period of two (2) days provided for in Section 1.1 above shall be automatically extended if the Accord and Satisfaction cannot be made within such a term exclusively due to operational matters that are not under the control of the Parties.

1.2.                           BTG Pactual undertakes to receive the Newco Shares in accord and satisfaction of the full amount of the Debt and, upon receipt of the ownership of the Newco Shares, automatically grant BVI Holding broad, general, irrevocable, and irreversible release and discharge regarding the payment of the Debt to which it was entitled under the terms of CCB 061/12 and CCB 117/13, having no further claim whether as principal, interest, charge or otherwise, at any time, in or out of court, in respect of Debt.

1.3.                           Simultaneously and subject to the completion of the Accord and Satisfaction, BTG Pactual shall grant WQF broad, general, irrevocable, and irreversible release and discharge in respect of the payment of Debt 105/12, to which it was entitled under CCB 105/12, having no further claim against WQF, whether as principal, interest, charge or otherwise, at any time, in or out of court, in respect of Debt 105/12 (“Debt Discharge 105/12”).

1.4.                           Upon completion of the Accord and Satisfaction and Debt Discharge 105/12, BVI Holding and WQF hereby automatically grant broad, general, irrevocable and irreversible discharge in respect of the CCBs, in such a manner that BTG Pactual shall no longer owe anything to BVI Holding and WQF in this regard.

SECTION 2 - RELEASE OF GUARANTEES

2.1.                           In view of the provisions set forth in Section 1 above, BTG Pactual, BVI Holding and WQF hereby automatically authorize, irrevocably and irreversibly, upon and subject to the conclusion of the Closing acts (defined below), the release of the guarantees created under the terms of the Chattel Mortgages, thereby rendering the encumbered shares free and clear of any liens and encumbrances created under the Chattel Mortgages, and cancelling the Chattel Mortgages.

SECTION 3 — REPRESENTATIONS AND WARRANTIES

3.1.                           BVI Holding and WQF hereby represent and warrant jointly and severally to BTG Pactual as follows, such representations and warranties being valid and true as of this date and on the Closing Date:

(a)                                WQF is a natural person, competent and with legal authority and capacity to enter into this Instrument, to fulfill its obligations, and to complete the transactions contemplated hereby;

(b)                                BVI Holding is a company duly organized and existing in accordance with the laws of the British Virgin Islands;

(c)                                 this Instrument is executed by WQF and BVI Holding and constitutes a valid, binding, and enforceable obligation of WQF and BVI Holding. Each of the other documents to be executed prior to and/or on the Closing Date constitutes and shall constitute a valid and enforceable obligation of WQF and BVI Holding, in accordance with their respective terms;

(d)                                the execution and fulfillment of this Instrument by WQF and BVI Holding: (i) do not violate any law applicable to WQF and BVI Holding; (ii) do not infringe upon, contradict, or imply any breach, default, early maturity, noncompliance, or termination of any contract, instrument, obligation, deed or agreement of any nature whatsoever to which WQF and/or BVI Holding are parties or to which they are subject, or by which their respective assets are bound; and (iii) do not require any consent, approval or authorization from any person or governmental authority;

(e)                                 on the Closing Date, BVI Holding shall be the sole and legitimate owner and holder of all the Newco Shares, including everything they represent, such as rights to profits, bonuses and any rights granted thereto, being all Newco Shares validly issued and fully paid in;

(f)                                  except as described in Exhibit I to this Instrument, the Newco Shares are free and clear, and there are neither encumbrances thereon nor any subscription, option or other rights to acquire any portion of the Newco Shares;

(g)                                 upon transfer of the Newco Shares to BTG Pactual, BTG Pactual shall have valid and effective title to all Newco Shares, free and clear of any encumbrances (except as described in Exhibit I to this Instrument), and all political and property rights inherent thereto may be fully exercised; and

(h)                                there is neither any dispute, action, proceeding, claim, summons, arbitration, mediation or other type of action or judicial, administrative or arbitral proceedings, whether of an individual or collective nature, nor, to the knowledge of WQF and/or BVI Holding, any threat of claims against WQF, BVI Holding and/or Newco, which affect or may affect, challenge, or impose limitations of any kind on the ownership of the Newco Shares, or any of BVI Holding’s rights thereto, or which prohibit, challenge or restrict the completion of the transactions described herein in and in other applicable instruments as provided for in this Instrument;

3.2.                           BTG Pactual hereby represents and warrants to WQF and BVI Holding as follows, such representations and warranties being valid and true on this date and on the Closing Date:

(a)                                BTG Pactual is a company duly organized and validly existing and in good standing in accordance with the laws of the Federative Republic of Brazil;

(b)                                BTG Pactual is duly represented for the purposes of execution of this Instrument, pursuant to its bylaws, and this Instrument constitutes a valid, binding and enforceable obligation of BTG Pactual. Each of the other documents to be executed prior to and/or on the Closing Date constitutes and shall constitute a valid and enforceable obligation of BTG Pactual in accordance with their respective terms;

(c)                                 BTG Pactual has taken all corporate measures and has obtained all the authorizations required for the execution of this Instrument and the fulfillment of the obligations set forth herein;

(d)                                the execution of this Instrument and the fulfillment of the obligations undertaken herein by BTG Pactual: (i) do not violate any law applicable to BTG Pactual; (ii) do not infringe upon, contradict or imply breach, default, early maturity, noncompliance or termination of any contract, instrument, obligation, deed or agreement of any nature whatsoever to which BTG Pactual is a party or to which it is subject, or by which its respective assets are bound; and (iii) do not require any consent, approval or authorization from any person or governmental authority; and

(e)                                 there is neither any dispute, action, proceeding, claim, summons, arbitration, mediation or other type of action or judicial, administrative or arbitral proceedings, whether of an individual or collective nature, nor, to the knowledge of BTG Pactual any threat of claims against BTG Pactual, which affect or may affect, challenge, or impose limitations of any kind on the receipt by BTG Pactual of the Newco Shares in full payment of the Debt, or on the discharge of Debt 015/12, or which prohibit, challenge or restrict the completion of the transactions described herein and in other applicable instruments as provided for in this Instrument.

3.3.                           WQF and BVI Holding are jointly and severally liable to indemnify, defend, and hold BTG Pactual and any of its affiliates, directors, officers, and shareholders harmless in respect of any disbursements for losses actually incurred and borne directly and exclusively by either Party and/or their respective indemnifiable parties, arising from:

(a)                                any breach or misrepresentation regarding any representations or warranties made by WQF and/or BVI Holding in this Instrument, in accordance with Section 3.1 above; and

(b)                                any breach of, or noncompliance with, any obligations of WQF and/or BVI Holding contained in this Instrument, which has not been remedied (if at all possible) within ten (10) business days of the receipt of a notification of its occurrence, sent by BTG Pactual.

3.3.                           BTG Pactual undertakes to indemnify, defend and hold WQF and BVI Holding, and any of its affiliates, directors, officers, and shareholders harmless in respect of any disbursements for losses actually incurred and borne directly and exclusively by either Party and/or their respective indemnifiable parties, arising from:

(a)                                any breach or misrepresentation regarding any representations or warranties made by BTG Pactual in this Instrument, in accordance with Section 3.2 above; and

(b)                                any breach of, or noncompliance with, any obligations of BTG Pactual contained in this Instrument, which has not been remedied (if at all possible) within ten (10) business days of the receipt of a notification of its occurrence, sent by WQF and/or BVI Holding.

3.4.                           WQF hereby irrevocably and irreversibly (i) undertakes to take all necessary measures to cause BVI Holding to fulfill its obligations under this Instrument, (ii) assumes joint and several liability for the fulfillment of such obligations of BVI Holding.

SECTION 4 - CLOSING

4.1.                           The effective transfer and delivery of the Newco Shares in Accord and Satisfaction (“Closing”) shall occur at a date and time to be defined by the Parties, within a maximum period of two (2) business days from the date of the Closing (“Closing Date”), at the offices of Machado, Meyer, Sendacz and Opice, located at Avenida Brigadeiro Faria Lima, 3144, 11th floor, in the City of São Paulo, State of São Paulo, or at any other place mutually agreed upon by the Parties. The Parties shall take all measures and perform all transactions on the Closing Date as necessary to effect the transfer and delivery of the Newco Shares in Accord and Satisfaction, pursuant to the applicable laws.

4.2.                           All Closing acts, as well as all documents executed at Closing, shall be considered for all purposes as performed and executed simultaneously. No act and/or obligation shall be deemed to have been effectively performed or fulfilled until all other Closing acts and/or obligations provided for in Section 4.1 above have been performed or fulfilled, unless the Parties agree otherwise in writing.

SECTION 5 - CONFIDENTIALITY

5.1.                           For a period of two (2) years from the date of execution of this Instrument, the Parties undertake to maintain the confidentiality and not to disclose, and to cause their respective shareholders, employees, consultants or affiliated companies to maintain the confidentiality and not to disclose, publicly or privately, the existence of this Instrument, as well as its terms and conditions, except as otherwise required by law or by a competent authority (“Confidential Information”).

5.2.                           The disclosure of the Confidential Information by the Parties to their directors, officers, employees, legal and financial advisors who need to know such Confidential Information for the purpose of analyzing the transaction contemplated hereby shall be authorized, provided that such persons are informed of the confidential nature of such Confidential Information prior to receiving it and shall be obliged to maintain the corresponding confidentiality.

SECTION 6 - GENERAL PROVISIONS

6.1.                           Assignment. This Instrument binds the Parties and their successors and permitted assigns on any account. The obligations and rights contained in this

Instrument may not be assigned or transferred in whole or in part, except with the consent of the other Party.

6.2.                           Specific Performance. The obligations resulting from this Instrument are subject to specific performance, under the terms of the Brazilian Code of Civil Procedure. However, the specific performance does not exclude the liability of the defaulting Party for the losses and damages caused to the other Parties.

6.3.                           Notifications. Any notice, notification, request or communication relating to this Instrument, as well as any communication involving the Parties, including to provide or receive information, must be sent by letter, fax, or email, with proof of receipt (in the latter two cases such communications to be confirmed upon delivery of the original to the address of the Parties, as soon as possible), to the respective representatives, located at the addresses indicated below:

(a)                                If to WQF:

Attn. to Mr. Wilson Quintella Filho

Av. Juscelino Kubitschek, 1830, Torre I - 3rd floor

CEP 04543-900

São Paulo - SP

Phone: (55 11) 3709-2300

Fax: (55 11) 3078-3355

E-mail: wilson@estre.com.br

(b)                                If to BVI Holding:

Attn. to Mr. Wilson Quintella Filho

Av. Juscelino Kubitschek, 1830, Torre I - 3rd floor

CEP 04543-900

São Paulo - SP

Phone: (55 11) 3709-2300

E-mail: wilson@estre.com.br

(c)                                 If for BTG Pactual:

Attn. to Messrs. Gabriel Barreti, João Sá, and Rogério Stallone

Av. Brigadeiro Faria Lima, 3477, 14th floor

CEP 04538-133

São Paulo - SP

Phone: (55 11) 3383-2000

E-mail: ol-apoio-ao-credito@btgpactual.com;
gabriel.barretti@btgpactual.com; joao.sa@btgpactual.com;
rogerio.stallone@btgpactual.com

6.4.                           Entire Agreement. This Instrument constitutes the entire agreement of the Parties with respect to its object and supersedes all previous agreements, understandings, representations or warranties, negotiations and discussions, whether oral or in writing, among the Parties with respect to the matters contained herein.

6.5.                           Amendments. This Instrument is entered into by the Parties on an irrevocable and irreversible basis. Any and all amendments to this Instrument shall only be valid if made in writing and executed by all the Parties.

6.6.                           Waiver. No waiver by either Party regarding any term or provision of this Instrument or any breach of this Instrument shall affect the right of such Party to subsequently require the fulfillment of such term or provision or to exercise any right or remedy in the event of any other breach, whether or not similar.

6.7.                           Severability. Any term or provision of this Instrument that is declared to be null, voidable, invalid, or unenforceable in any jurisdiction shall be held, with respect to such jurisdiction, ineffective only to the extent of such nullity, voidability, invalidity, or unenforceability, without rendering the remaining terms and provisions of this Instrument null, voidable, invalid, or unenforceable.

6.8.                           Applicable Law. This Instrument shall be governed by, and construed in accordance with, the laws of the Federative Republic of Brazil.

6.9.                           Dispute Resolution. Any disputes arising out of, or relating to, this Instrument shall be informed by a Party to the other Parties. The Parties hereby undertake to use their best efforts to resolve such disputes amicably, through direct and bona fide negotiations, within thirty (30) consecutive days from the date on which the notification of the dispute is received.

6.9.1.                 If the Parties have not reached an amicable solution, the dispute shall be submitted to arbitration pursuant to Law No. 9,307, of September 23, 1996, as amended, and it shall be definitively settled in accordance with the Rules of the

Center for Mediation and Arbitration of the Brazil-Canada Chamber of Commerce (the “CCBC”).

6.9.2.                 The arbitration tribunal shall consist of 3 arbitrators to be appointed by the Parties in accordance with the CCBC Arbitration Rules and in accordance with the following rules: (i) one arbitrator shall be appointed by WQF and BVI Holding jointly; (ii) one arbitrator shall be appointed by BTG Pactual; and (iii) the third arbitrator shall be appointed jointly by the two arbitrators previously appointed by the Parties.

6.9.3.                 The arbitration procedure will take place in the City of São Paulo, State of São Paulo, Brazil, at CCBC’s headquarters and shall be conducted in Portuguese language, in a confidential manner.

6.9.4.                 If CCBC claims lack of jurisdiction or if for any other reason it refuses to address the matter submitted to its review, in accordance with this Section, the Parties agree that the resolution of the dispute through arbitration shall be managed by the Arbitration Chamber of the Center of Industries of the State of São Paulo and, in the case of a claim of lack of jurisdiction on the part of the latter, by the Arbitration Chamber of BM&FBOVESPA.

6.9.5.                 Solely for the purposes of execution or precautionary measures of a preventive, provisional or permanent nature, which are necessary to preserve and ensure the effectiveness of the arbitration award and the object of the dispute under discussion, the Parties hereto elect the Courts of the Judicial District of São Paulo, State of São Paulo, to the exclusion of any other courts, no matter how privileged they may be.

6.9.6.                 The provisions of this Section shall remain in force until all legal matters or proceedings that may result from, or refer to, this Instrument have been finalized.

6.9.7.                 Except for the fees of their respective attorneys, which shall be borne by the Parties individually, all other expenses and costs of the arbitration shall be borne by one or more Parties under the Arbitration Rules or according to a specific determination issued by the arbitral tribunal.

IN WITNESS WHEREOF, the Parties and the intervening parties execute this Instrument on this date, in three (3) original copies of equal form and content,

together with the two (2) undersigned witnesses.

São Paulo, December 21, 2017

[Signature Page 1 of 2 to the Private Instrument of Accord and Satisfaction and Other Covenants, entered into by and among Wilson Quintella Filho, Cygnus Asset Holding Ltd., and Banco BTG Pactual S.A., on December 21, 2017]

/s/ Wilson Quintella Filho
WILSON QUINTELLA FILHO

/s/ Wilson Quintella Filho
CYGNUS ASSET HOLDING LTD.

[Signature Page 2 of 2 to the Private Instrument of Accord and Satisfaction and Other Covenants, entered into by and among Wilson Quintella Filho, Cygnus Asset Holding Ltd., and Banco BTG Pactual S.A., on December 21, 2017]

BANCO BTG PACTUAL S.A.

/s/ Gabriel Fernando Barretti		/s/ Andrea Di Sarno Neto
Name: Gabriel Fernando Barretti		Name: Andrea Di Sarno Neto
Title:	Attorney In Fact	Title: Attorney In Fact

Testemunhas:

/s/ Domênica Maria S. P. Oliveira	/s/ Adelita Candido de Almeida
Name: Domênica Maria S. P. Oliveira	Name: Adelita Candido de Almeida
ID: [REDACTED]	ID: [REDACTED]

EXHIBIT I

ENCUMBRANCES ON NEWCO SHARES

1.                                     Private Instrument of Financial Offset Commitment, entered into on December 19, 2017, by Banco BTG Pactual S.A., Itaú Unibanco S.A., Banco Santander (Brasil) S.A., and the shareholders of Estre Participações S.A. (except for Angra Infra Multiestratégia Fundo de Investimento em Participações); and

2.                                     Form of Registration Rights and Lock-Up Agreement, entered into on December 21, 2017, by Boulevard Acquisition Corp II Cayman Holding Company and Cygnus Asset Holding Ltd., BTG Pactual Principal Investments Fundo de Investimento em Participações, Lyra Asset Holding Ltd., GMI — Global Markets Investments Limited, Fundo de Investimento em Participações Turquesa and Iron Fundo de Investimento em Participações].